UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2016

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	001-35763	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Green Road, Pompano Beach, FL 33064

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

———————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 2 on Form 8-K/A to the Current Report on Form 8-K, originally filed by DS Healthcare Group, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on February 22, 2016, and amended on February 22, 2016 amends the Form 8-K to correct a drafting error in Exhibit 10.3 and include further disclosure concerning the termination of the previously reported W/R Group, Inc. transaction.  The remainder of the Form 8-K, as amended, remains unchanged by this amendment.

Item 1.01.

Entry into a Material Definitive Agreement.

The Merger Agreements.

On February 19, 2016, DS Healthcare Group, Inc., a Florida corporation (“DSKX”, “we,” “our”, our company”) entered into two separate agreements and plans of merger (the “Merger Agreements”) with Photomedex, Inc., a Delaware corporation (“PHMD”).

The Photo-Tech Merger Agreement.

The first merger agreement is an Agreement and Plan of Merger (the “Photo-Tech Merger Agreement”) among DSKX, PHMD Professional Acquisition Corp. a newly formed subsidiary of DSKX (“PPAC”), Photomedex Technology, Inc., a wholly-owned subsidiary of PHMD (“Photo-Tech”) and PHMD, pursuant to which DSKX will acquire 100% of the capital stock of Photo-Tech through the merger of PPAC with and into Photo-Tech. As sole merger consideration, DSKX will issue to PHMD, 8,750,000 shares of DSKX common stock.

The Radiancy Merger Agreement.

At the same time as DSKX entered into the Photo-Tech Merger Agreement, it also entered into a separate agreement and plan of merger (the “Radiancy Merger Agreement”) among DSKX, PHMD Consumer Acquisition Corp. a newly formed subsidiary of DSKX (“PCAC”), Radiancy, Inc., a wholly-owned subsidiary of PHMD (“Radiancy”) and PHMD pursuant to which DSKX will acquire 100% of the capital stock of Radiancy through the merger of PCAC with and into Radiancy. As sole consideration, DSKX will issue to PHMD, 2,000,000 shares of DSKX’s Series A convertible preferred stock (the “Series A Preferred Stock”) and a 3% $4,500,000 non-convertible promissory note (the “Radiancy Purchase Note”).

The Series A Preferred Stock, when issued (a) will not pay a dividend, (b) will vote with our common stock on an “as converted basis,” together with the holders of DSXK’s common stock as a single class on all matters submitted for a vote of holders of DSKX’s common stock, with a separate class vote with respect to (i) any amendment, alteration, waiver or repeal of DSKX’s articles of incorporation or bylaws and (ii) creation, authorization or issuance of any other series of preferred stock or capital stock by DSKX having a liquidation preference superior to the Series A Preferred Stock. (c) will have a liquidation preference over our common stock of $10.00 per share ($20,000,000) (d) provides that no earlier than five years following issuance, all outstanding shares of Series A Preferred Stock are subject to a mandatory redemption by DSKX at the option of the holder, at a price of $10.00 per share, and (e) beginning on the first anniversary o the closing date, will be convertible, at the option of the holder, into DSKX’s common stock at a fixed price of $2.00 per share, or a total of 10,000,000 shares of our common stock upon full conversion of the Series A Preferred Stock, subject to adjustments contained therein. Under certain circumstances, based on the future value of our common stock, DSKX has the right to force mandatory conversions of the Series A Preferred Stock following each of the first three anniversary dates of issuance based upon the 20-day VWAP of closing share prices of DSKX common stock exceeding certain agreed upon thresholds on those dates.

If the combined adjusted working capital of Radiancy and P-Tech is less than $11.5 million, there is a dollar-for-dollar adjustment to the Note first impacting the installment due on the third anniversary of the issuance date, and second to the shares of Series A Preferred Stock to be issued, at a rate of $10.00 per share.

Other Conditions and Agreements.

Required Consents.   The Photo-Tech Merger Agreement provides that prior to the closing, the consent of PHMD would be required as a condition to DSKX selling Common Stock or other securities convertible or exercisable for Common Stock at offering, conversion or exercise prices below $2.00 per share. In addition, PHMD would be entitled to have two non-voting observers attend meetings of the DSKX board of directors.

Make-Whole Shares.   The Photo-Tech Merger Agreement contemplate that if at the end of three years from the closings, 6,000,000 of the 8,750,000 shares of common stock of DSKX issued at the closing do not have a “market price” (based on the volume weighted average price of such common stock for the 30 days immediately prior to the 3rd anniversary of the closing) of at least $20,000,000 then DSKX would be obligated to issue additional “make-whole” shares of common stock to PHMD or its transferees to achieve such minimum $20,000,000 valuation. This make-whole adjustment will not apply if PHMD has received $50.0 million of aggregate net cash proceeds from the merger consideration paid under both Merger Agreements or if PHMD has rejected a bona fide offer from DSKX of $50.0 million in cash for such merger consideration. The number of shares of DSKX common stock issuable under the Photo-Tech Merger Agreement is subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar transactions involving DSKX common stock.

Closings.   The consummation of DSKX’s acquisition of both Radiancy and its Subsidiaries (the “Radiancy Group”) and Photo-Tech under the Merger Agreements will occur essentially simultaneously and each of the mergers are interdependent upon each other. Accordingly, both mergers must occur or none of the transactions will be consummated.

Certain Fees.   The mergers and the other transactions contemplated by the Merger Agreements will be subject to certain conditions, including obtaining the approval by the stockholders of both PHMD and DSKX. In addition, if either PHMD or DSKX fail to obtain their requisite stockholder approvals, the non-performing party will be obligated to pay the other party $750,000. Also, if, prior to its stockholders meeting, PHMD receives a “superior offer” (as defined) from a third party and elects to terminate the Merger Agreements, they will be obligated to pay DSKX, a “termination fee” of $3,000,000.

Working Capital Adjustments.   In the event that the working capital of Radiancy Group and Photo-Tech at the closing of the Mergers shall be less than $11,500,000 there shall be a dollar for dollar reduction first in the Radiancy Purchase Note and then in the number of shares of Series A Preferred Stock, as a $10.00 per share value. Conversely if the working capital of Radiancy Group and Photo-Tech at the closing of the Mergers shall be greater than $13,500,000 there shall be a dollar for dollar increase in amount and value of such securities.

Boards of Directors.   The Merger Agreements contemplate that following closing, the board of directors of DSKX and of each of the Radiancy Group and Photo-Tech would consist of nine directors, of which DSKX’s management will designate three directors, consisting of Daniel Khesin, Renee Barch-Niles and Michael Pope, an independent director, and PHMD will designate Dolev Rafaeli and Dennis McGrath, two members of its management, and one additional independent director. The two independent directors will select three additional independent directors who shall be reasonably acceptable to PHMD and DSKX and who shall take office as at the closing dates.

Registration Rights.   DSKX will register under the Securities Act of 1933, as amended, the common stock we are issuing to PHMD at the closings under the Merger Agreements, as well as the shares issuable upon conversion of the Series A Preferred Stock. However the registration rights agreement will provide that for three years after the closings, unless DSKX consummates a “sale of control” with a third party, without the prior written consent of DSKX’s Board, PHMD or its transferees may not publicly sell more than 8.33% of their shares every 90 days.

Stockholders Agreement.   Following completion of the Mergers, Radiancy and P-Tech will each continue to operate as separate subsidiaries of DSKX. Pursuant to a stockholders agreement to be entered into on the closing date (the “Stockholders Agreement”), the DSKX board of directors will be three current DSKX directors (Renee Barch-Niles, its current chief executive officer, Daniel Khesin, its current chairman and founder, and Michael Pope, one of its independent directors), three current PHMD directors (Dolev Rafaeli, its chief executive officer, Dennis McGrath, its president and chief financial officer, and an independent director of PHMD), and an additional independent director mutually acceptable to PHMD and DSKX. Pursuant to the Stockholders Agreement, each committee of DSKX will contain at least one DSKX designee and one PHMD designee. The following decisions following the closing date, among others, will require five affirmative votes of the DSKX board of directors, including two PHMD designees: (a) material indebtedness of DSKX other than in connection with the redemption of the Series A Preferred Stock, (b) issuance of shares of DSKX common stock that would have a potential dilutive or impairment effect on the value of the consideration received by PHMD pursuant to the Merger Agreements, (c) entering into a sale of control of DSKX or of Radiancy and P-Tech, and (d) acquisitions having a value in excess of $5.0 million. Following the closing date, pursuant to the Stockholders Agreement, PHMD shall be generally restricted from selling more than 8-1/3% of the merger consideration it received over any 90 day period. It must notify DSKX fifteen business days prior to any sale to permit DSKX to repurchase, or arrange for a third-party to buy, such shares at the closing price on the date of such notice. Such prior notice and repurchase would not apply to any sales by PHMD pursuant to a 10b5-1 plan. The Stockholders Agreement would terminate upon a sale of control of DSKX or PHMD beneficial ownership falling below 15%.

Transition Services Agreement.   At the closings under the Merger Agreements, we will enter into a transition services agreement with PHMD under which PHMD will, for a minimum of four months (subject to increase at our discretion for an additional two months) provide certain services to us and our Radiancy Group and Photo-Tech Subsidiaries. In consideration for such services, we will pay to PHMD the sum of $100,000 per month. We also agreed to provide PHMD free of charge certain consulting services over a period of 15 months.

Other Covenants and Agreements

The Merger Agreements contain representations and warranties from PHMD, Radiancy, and Photo-Tech, on the one hand, and DSKX and its merger subsidiaries, on the other hand, that are qualified by the confidential disclosures provided to the other party in connection with the Merger Agreements. The Merger Agreements include other affirmative and negative covenants of the parties which are customary in transactions of this type, including covenants by PHMD not to solicit alternative transactions or to enter into discussions concerning, or to provide confidential information in connection with, an alternative transaction, except under the circumstances permitted in the Merger Agreements. DSKX covenants that it will not, unless the Merger Agreements are otherwise terminated, solicit an alternative transaction or initiate or enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. Pursuant to the Merger Agreements, PHMD will be subject to five year non-competition and non-solicitation covenants following the closing date with respect to the businesses of Radiancy and Photo-Tech. The Merger Agreement also contains mutual indemnification obligations. Other than certain fundamental representations and warranties, PHMD’s indemnification obligations are subject to a $4.5 million cap and $150,000 deductible, with such representations and warranties generally surviving 18 months following the closing date. Additionally, PHMD can satisfy its indemnification obligations by delivering shares of DSKX common stock, valued at the then market price as at the date such indemnification obligation is incurred.

PHMD has the right to terminate the Merger Agreements under certain circumstances relating to other permitted acquisition proposals with respect to PHMD and, in the event of such termination, PHMD would be obligated to pay DSKX a termination fee of $3.0 million. PHMD would also be obligated to reimburse DSKX, and DSKX would also be obligated to reimburse PHMD, for its actual fees and expenses incurred in connection with the Mergers in an amount not to exceed $750,000 in the event that their respective stockholders do not approve the transaction at the meeting of stockholders called for that purpose. In the event of certain termination events available to PHMD, DSKX would be obligated to pay PHMD a termination fee of $3.0 million.

Additionally, each of PHMD and DSKX covenant that it will file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the Mergers within thirty days after the execution of the Merger Agreement. As a condition to entering into the Merger Agreements, each of PHMD and DSKX received affiliate letters from the directors and officers of the other party to vote their respective shares of common stock in favor of the transactions.

Conditions to Consummation of the Transactions.

Consummation of the transactions contemplated by the asset purchase agreement and the merger agreement is subject to a number of conditions including (a) approvals of both of the Merger Agreements and the related exhibits thereto by the holders of a majority of the voting common stock of each of DSKX and PHMD, and (b) the completion of and of the financial statements of the Radiancy Group and Photo-Tech for the two fiscal years ended December 31, 2014 and December 31, 2015.

As a result of the Mergers, DSKX will become the holding company for Radiancy and P-Tech.  The Mergers are expected to qualify as tax-free transfers of property to DSKX for federal income tax purposes.

There can be no assurance that such conditions, among others, will be satisfied or that the Mergers contemplated by the Merger Agreements will be consummated on or before May 31, 2016. In addition, even if the Mergers are consummated there can be no guarantee that the transactions contemplated by the Merger Agreements will prove to be beneficial to DSKX or its shareholders; please see FORWARD LOOKING STATEMENTS below.

DSKX’s stockholders and other investors are not third-party beneficiaries under the Merger Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of PHMD, DSKX or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreements, which subsequent information may or may not be fully reflected in DSKX’s public disclosures.  Accordingly, the Merger Agreements are included with this filing only to provide investors and security holders with information regarding the terms of the Merger Agreements.  It is not intended to be a source of ongoing financial, business or operational information, or provide any other factual information, about PHMD, DSKX or their respective subsidiaries or affiliates to be relied on by investors.  The Merger Agreements should not be read alone, but should instead be read in conjunction with the other information regarding PHMD, DSKX, their respective affiliates or their respective businesses, the Merger Agreements and the Mergers that will be contained in, or incorporated by reference into, the proxy statement to be filed by DSKX, as well as in the Forms 10-K, Forms 10-Q and other filings that DSKX makes with the SEC.

Termination of W/R Group Transactions.   As reflected in the Form 8-K filed by DS Healthcare Group, Inc., a Florida corporation (“DSKX”, “we,” “our”, our company”) with the SEC on August 17, 2015 and September 29, 2015, we entered into an asset purchase agreement, dated as of August 31, 2015, with Carey Williams and Stefan Russell, the owners of all of the capital stock of W/R Group, Inc., an Arizona corporation (“WRG”) and a separate agreement and plan of merger with an affiliate of WRG and its sole stockholder Stefan Russell (the DiscCo Merger Agreement and with the above asset purchase agreement, the “WRG Acquisition Agreements”).

On February 18, 2016, following completion of its due diligence investigation, our board of directors and the WRG stockholders mutually agreed to terminate the WRG Agreements, as the board determined that the proposed transaction could not be financed on terms acceptable to DSKX and that the WRG acquisition, as previously structured, would not be in the best interests of our stockholders.  Our board’s decision was influenced by the fact that we believe that the acquisitions of both the Radiancy Group and Photo-Tech would provide greater synergies and significantly increase by at least 300% our combined and consolidated net sales revenues.  However, we intend to continue our discussions with WRG and its Affiliates and may revisit an acquisition or related transaction with WRG and its stockholders in the future.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference in response to this Item 2.03.

Item 3.02.

Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference in response to this Item 3.02.

The issuance of the Company’s common stock and Series A Preferred Stock will be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) thereof. The issuance of such common stock will not involve a public offering and will be made without general solicitation or advertising. PHMD represented that, among other things, it is an accredited investor, as such term is defined under the securities laws.

Item 9.01.

Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial information required by this Item 9.01 is not being filed herewith. It shall be filed not later than four business days after the date on which the acquisitions of the Radiancy Group and Photo-Tech contemplated by this Current Report on Form 8-K is consummated.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01 is not being filed herewith. It shall be filed not later than four business days after the date on which the acquisitions of the Radiancy Group and Photo-Tech contemplated by this Current Report on Form 8-K is consummated.

(d) Exhibits.

Exhibit
No.	Description

10.1

Agreement and plan of merger dated February 19, 2016 among DSKX, PHMD Photomedex Acquisition Corp., Photomedex Technology, Inc. and Photomedex, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (filed with the Company’s current report on Form 8-K with the SEC on February 22, 2016 and incorporated herein by reference).

.
10.2

Agreement and plan of merger dated February 19, 2016 among DSKX, PHMD Consumer Acquisition Corp., Radiancy, Inc. and Photomedex, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (filed with the Company’s current report on Form 8-K with the SEC on February 22, 2016 and incorporated herein by reference).

10.3	Corrected form of Articles of Amendment to the Articles of Incorporation of DSKX.

10.4	Form of Stockholders Agreement among DSKX, PHMD, Radiancy and Photo-Tech (filed with the Company’s current report on Form 8-K with the SEC on February 22, 2016 and incorporated herein by reference).

10.5	Form of Transition Services Agreement between DSKX and PHMD (filed with the Company’s current report on Form 8-K with the SEC on February 22, 2016 and incorporated herein by reference).

10.6	Form of Registration Rights Agreement between DSKX and PHMD (filed with the Company’s current report on Form 8-K with the SEC on February 22, 2016 and incorporated herein by reference).

99.1	Press release, dated February 22, 2016, of DS Healthcare Group, Inc. (filed with the Company’s current report on Form 8-K with the SEC on February 22, 2016 and incorporated herein by reference).

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations of PHMD and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the expected benefits of a potential combination of PHMD and DSKX, including the expected effect of the Mergers on PHMD’s and DSKX’s financial results and profile (e.g., earnings per share and synergies); the anticipated benefits of geographic diversity that would result from the Mergers and the expected results of PHMD’s and DSKX’s product portfolios; expectations about future business plans, prospective performance and opportunities; required regulatory approvals and the expected timing of the completion of the transaction. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate a potential transaction between PHMD and DSKX; (b) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (c) the possibility that the Mergers do not close when expected or at all; or that the companies may be required to modify aspects of the Mergers to achieve regulatory approval; (d) the ability of DSKX to promptly and effectively integrate the respective businesses of Radiancy and Photomedex Technology; (e) the requirement to satisfy closing conditions to the Mergers as set forth in the Merger Agreements; (f) the outcome of any legal proceedings that may be instituted in connection with the transaction; (g) the ability to retain certain key employees of Radiancy or Photomedex Technology; (h) that there may be a material adverse change affecting PHMD or DSKX, or the respective businesses of PHMD or DSKX may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors disclosed in DSKX’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K,. Forward-looking statements reflect DSKX’s management’s analysis as of the date of this release, even if subsequently made available DSKX on its website or otherwise. DSKX does not undertake to revise these statements, whether written or oral, that may be made from time to time to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where You Can Find It

This Current Report on Form 8-K is not a solicitation of a proxy from any stockholder of PHMD. In connection with the Merger Agreements, DSKX and PHMD intend to file relevant materials with the SEC, including proxy statements by each of PHMD and DSKX. Investors and security holders are urged to read these materials and any other relevant documents filed with the SEC when they become available because they will contain important information about PHMD, DSKX and the proposed transaction. The proxy statements, and other relevant materials (when they become available), and any other documents filed by PHMD or DSKX with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders of PHMD may obtain free copies of the documents filed with the SEC by directing such request to DSKX at 1601 Green Road, Pompano Beach, FL 33064, Attention: Corporate Secretary, or by telephone at (888) 404-7770

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

DSKX and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Certain executive officers and directors of DSKX have interests in the transaction that may differ from the interests of stockholders generally. Information about DSKX’s directors and executive officers is available in DSKX’s definitive proxy statement, dated January 8, 2016, for its 2015 annual meeting of stockholders. These interests will be described in the proxy statement when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: February 25, 2016	By:	/s/ Mark Brockelman
Mark Brockelman
Chief Financial Officer